As filed with the Securities and Exchange Commission on May 12, 2003

                                      Registration No. 333-

   =====================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                       -------------------------------
                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                       -------------------------------

                           NEWELL RUBBERMAID INC.
           (Exact name of registrant as specified in its charter)

      DELAWARE                                         36-3514169
   (State or other                                  (I.R.S. employer
   jurisdiction of                                  identification no.)
   incorporation or
   organization)

                     DEERFIELD CORPORATE CENTRE ONE
                      13010 MORRIS ROAD, SUITE 100
                       ALPHARETTA, GEORGIA 30004
      (Address of principal executive offices, including zip code)


         NEWELL RUBBERMAID INC. 2002 DEFERRED COMPENSATION PLAN
                        (Full title of the plan)

                          DALE L. MATSCHULLAT
                     VICE PRESIDENT-GENERAL COUNSEL
                     6833 STALTER DRIVE, SUITE 101
                        ROCKFORD, ILLINOIS 61108
                (Name and address of agent for service)

                             (815) 381-8114
     (Telephone number, including area code, of agent for service)

                            WITH A COPY TO:

                           LAURALYN G. BENGEL
                         SCHIFF HARDIN & WAITE
                            6600 SEARS TOWER
                        CHICAGO, ILLINOIS 60606
                             (312) 258-5500

                    -------------------------------





                       CALCULATION OF REGISTRATION FEE
                                                AMOUNT            PROPOSED          PROPOSED
           TITLE OF SECURITIES TO BE             TO BE            MAXIMUM            MAXIMUM           AMOUNT OF
                   REGISTERED                 REGISTERED       OFFERING PRICE       AGGREGATE       REGISTRATION FEE
                                                                 PER SHARE       OFFERING PRICE


       Deferred Compensation Obligations    $30,000,000 (1)          N/A           $30,000,000        $2,427.00

       Common Stock, par value $1.00
       per share (including Common
       Stock Purchase Rights)                 500,000(2)(3)       $29.085(4)      $14,542,500(4)      $1,176.49(4)

       Interests in the Plans                      (5)               (5)               (5)                 (5)



    (1) Deferred Compensation Obligations represent general unsecured obligations of the Registrant to pay deferred compensation in accordance with the above-referenced Plan.

    (2) The $30,000,00 in Deferred Compensation Obligations includes the value of 500,000 shares of Common Stock issuable under the Plan.

    (3) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

   (4) Estimated on the basis of $29.085 per share, the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on May 6, 2003. (See Rules 457(c) and 457(h) of the Securities Act of 1933.) This portion of the Registration
         Fee is included in the $2,427.00 Registration Fee paid with respect to the Deferred Compensation Obligations.

   (5) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein for which no separate fee is required.





                                   PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


   ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by Newell Rubbermaid Inc. (the "Registrant") are incorporated herein by reference:

        (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

        (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

        (c) The Registrant's current reports on Form 8-K filed on January 8, 2003, January 10, 2003, January 22, 2003, May 5,
             2003 and May 6, 2003.

        (d) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-B filed on June 30, 1987; and

        (e) The description of the Registrant's Rights contained in the Registration Statement on Form 8-A12B dated August 28, 1998.

        All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

   ITEM 4.     DESCRIPTION OF SECURITIES.

        The Plan provides a select group of management or highly compensated employees of the Registrant and its affiliates with an opportunity to defer a portion of their pre-tax compensation (including base salary, director fees and bonus) and accrue tax-deferred earnings (or losses) on the amount that is deferred. Each Plan participant is an unsecured general creditor of the Registrant with respect to his or her own interest in the Plan. Benefits are payable solely from the general funds of the Registrant. The amount of compensation to be deferred under the Plan is based on elections by each Plan participant in accordance with the terms of the Plan, and the obligation of the Registrant to pay such deferred compensation (the "Obligations") will become due as pre-designated by each Plan participant or on retirement, death or other termination of employment in the form and on the date or dates determined in accordance with the terms of the Plan.

        The Obligations will track one or more investment alternatives chosen by each Plan participant, and the amount of the Obligations payable to each Plan participant will increase or decrease based on the investment returns of the chosen investment alternatives. One of the available investment alternatives is investment in the

                                       3





   Registrant's Common Stock. However, the Plan participants will have no ownership interest in any of the investment alternatives.

        The Obligations cannot be assigned, transferred, pledged or otherwise encumbered by the Plan participants, except that each Plan participant may designate one or more beneficiaries to receive benefits upon his or her death. The Registrant reserves the right to amend or partially or completely terminate the Plan, provided that such amendment or termination does not result in any reduction of a Plan participant's account balance, including previous earnings or losses, as of the date of such amendment or termination.

        The total amount of Obligations being registered pursuant to this Registration Statement is $30,000,000, which includes 500,000 shares of Common Stock being registered as well.

   ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

   ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102 of the Delaware law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant Charter contains a provision which eliminates directors' personal liability as set forth above.

        The Charter and the Bylaws of the Registrant provide in effect that the Registrant shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the Delaware law provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances.

        Subsection (a) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys'
   fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

        Subsection (b) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or

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   is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections
   (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        The Registrant has in effect insurance policies for general officers' and directors' liability insurance covering all of the Registrant's officers and directors. The Registrant also has entered into indemnification agreements with each of its officers and directors that provide that the officers and directors will be entitled to their indemnification rights as they existed at the time they entered into the agreements, regardless of subsequent changes in the Registrant's indemnification policy.

        Pursuant to an Agreement and Plan of Merger by and between Newell Co., Rooster Company and Rubbermaid Incorporated dated as of October 20, 1998 (the "Merger Agreement"), the Registrant will, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the Effective Time (as defined in the Merger Agreement), an officer, director of employee of Rubbermaid or any of its subsidiaries against any losses, expenses, claims, damages or liabilities (1) arising out of acts or

                                       5






   omissions occurring at or prior to the Effective Time that are based on or arising out of the fact that such person is or was a director, officer or employee of Rubbermaid or any of its subsidiaries or served as a fiduciary under or with respect to any Rubbermaid employee benefit plan and (2) to the extent they are based on or arise out of the transactions contemplated by the Merger Agreement.

        Additionally, for six years after the Effective Time, the Registrant will maintain in effect Rubbermaid's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Rubbermaid's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided that the Registrant may substitute policies of the Registrant or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers. The Registrant will not be required to pay aggregate premiums for the insurance described in this paragraph in excess of 200% of the aggregate premiums paid by Rubbermaid in 1998, except that if the annual premiums of such insurance coverage exceed such amount, the Registrant will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Registrant's Board, for a cost up to but not exceeding such amount.

        For six years after the Effective Time, the Registrant will also maintain in effect Rubbermaid's current fiduciary liability insurance policies for employees who serve or have served as fiduciaries under any Rubbermaid benefit plan with coverages and in amounts no less favorable than those of such policy in effect on the date of the Merger Agreement.

   ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

   ITEM 8.  EXHIBITS.

        The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this registration statement on page 9 hereof.

   ITEM 9.  UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                                       6







             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 (and each filing of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.










                                       7


                                 SIGNATURES

   THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Illinois, on the 7th day of May, 2003.

                                 NEWELL RUBBERMAID INC.
                                 (Registrant)

                                 By: /s/ William T. Alldredge
                                     --------------------------------
                                     William T. Alldredge
                                     President - Corporate
                                     Development and Chief
                                     Financial Officer


        Each person whose signature appears below appoints Joseph Galli, Jr., William T. Alldredge, Andrea L. Horne or Dale L. Matschullat or any one of them, as such person's true and lawful attorneys to execute in the name of each such person, and to file, any pre-effective or post-effective amendments to this Registration Statement that any of such attorneys shall deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with this Registration Statement, which amendments may make such changes in such Registration Statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that any of said attorneys shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                       SIGNATURE                                    TITLE                             DATE
                       ---------                                    -----                             -----
      /s/ Joseph Galli, Jr.                        President, Chief Executive Officer             May 7, 2003
      -----------------------------                (Principal Executive Officer) and
      Joseph Galli, Jr.                            Director

      /s/ J. Patrick Robinson                      Vice President - Corporate Controller          May 7, 2003
      -----------------------------                and Chief Accounting Officer (Principal
      J. Patrick Robinson                          Accounting Officer)


                                                                8







                       SIGNATURE                                    TITLE                             DATE
                       ---------                                    -----                             -----

      /s/ William T. Alldredge                     President - Corporate Development and          May 7, 2003
      -----------------------------                Chief Financial Officer (Principal
      William T. Alldredge                         Financial Officer)

      /s/ Thomas E. Clarke                         Director                                       February 10, 2003
      -----------------------------
      Thomas E. Clarke

      /s/ Scott S. Cowen                           Director                                       February 10, 2003
      -----------------------------
      Scott S. Cowen

      /s/ Alton F. Doody                           Director                                       February 10, 2003
      -----------------------------
      Alton F. Doody

      /s/ William D. Marohn                        Director                                       February 10, 2003
      -----------------------------
      William D. Marohn

      /s/ Elizabeth Cuthbert Millett               Director                                       February 10, 2003
      -----------------------------
      Elizabeth Cuthbert Millett

      /s/ Cynthia A. Montgomery                    Director                                       February 10, 2003
      -----------------------------
      Cynthia A. Montgomery

      /s/ Allan P. Newell                          Director                                       February 10, 2003
      -----------------------------
      Allan P. Newell

      /s/ William P. Sovey                         Chairman of the Board and Director             February 10, 2003
      -----------------------------
      William P. Sovey

      /s/ Gordon R. Sullivan                       Director                                       February 10, 2003
      -----------------------------
      Gordon R. Sullivan

      /s/ Raymond G. Viault                        Director                                       February 10, 2003
      -----------------------------
      Raymond G. Viault





                                                                9






       THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Freeport, State of Illinois, on May 9, 2003.


					NEWELL RUBBERMAID INC.
					2002 DEFERRED COMPENSATION PLAN


					By:  /s/ Thomas J. Nohl
					     -----------------------------
					     Thomas J. Nohl
					     Benefits Plans Committee







































                                      10







                              INDEX TO EXHIBITS

   Exhibit
   Number    Exhibit
   -------   -------

    4 Rights Agreement, dated as of August 6, 1998, between Newell and First Chicago Trust Company of New York (incorporated by reference to Exhibit I to Newell's Registration Statement on Form 8-A12B (Reg. No. 1-09608), filed with the Commission on August 28, 1998).

    5        Opinion of Schiff Hardin & Waite.

   23.1      Consent of Ernst & Young LLP.

   23.2      Information Regarding Consent of Arthur Andersen LLP.

   23.3 Consent of Schiff Hardin & Waite (contained in the Opinion filed as Exhibit 5).

   24        Power of Attorney (set forth on the signature page).






























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